Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Guitar Center, Inc.:

We consent to the use of our report dated March 18, 2011, with respect to the consolidated balance sheets of Guitar Center, Inc. as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

September 8, 2011